Exhibit 10.1

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed or constitutes personal information. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Friedrich-Reinhard Graf Finck von Finckenstein, M.D. (“Employee”), and Iovance Biotherapeutics, Inc. (the “Company”). The term “Parties” or “Party” used herein shall refer to Employee and the Company as appropriate.

WHEREAS, the Parties entered into an Executive Employment Agreement with an Effective Date of May 18, 2019 (the “Employment Agreement”); and

WHEREAS, the Parties have agreed on terms of Employee’s separation in accordance with the Employment Agreement and as contained herein;

NOW THEREFORE, the Parties agree as follows:

1.Last Day of Employment. Employee’s last day of employment with the Company is June 8, 2026 (“Separation Date”). Employee confirms that on that date Employee was paid all wages due as of the Separation Date, including any unused and accrued vacation, and received any vested benefits, through the Separation Date in accordance with applicable laws and Company policies. As a result of Employee’s separation, Employee’s health insurance benefits will terminate on the last day of the month in which the Separation Date occurred. Employee acknowledges that Employee was provided with information regarding Employee’s right to purchase continuation health care coverage at Employee’s own cost pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), by separate cover in accordance with applicable law. Employee acknowledges that Employee was not required to sign this Agreement to receive accrued wages and vested benefits or to be entitled to coverage under COBRA at his own expense.
2.No Further Compensation or Benefits. Employee acknowledges that, except as expressly provided in this Agreement, Employee is not owed and will not receive any additional compensation, severance, or benefits from the Company. Employee acknowledges the receipt and accuracy, as of the Separation Date, of the Closing Stock Statement attached hereto as Exhibit 1. Employee acknowledges that Employee’s rights concerning stock options and/or restricted stock units will continue to be governed by Employee’s Stock Option and Restricted Stock Units Agreement(s) with the Company and the Company’s 2018 Equity Incentive Plan, as amended (the “Equity Plan”). Employee further affirms that, as of the Separation Date, Employee has (a) been

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paid and/or has received all compensation, wages, bonuses, commissions, and benefits to which Employee may have been entitled and that no other compensation, wages, bonuses, commissions, benefits or leave are due to Employee, except as provided in this Agreement; (b) not sustained any known workplace injuries or otherwise suffered an occupational disease; (c) been provided and/or was not denied any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local laws or any other leave provided under applicable federal state or local laws; and (d) been provided a forum through which to raise concerns about the Company or its officers, including any allegations of corporate fraud or wrongdoing, during the course of Employee’s employment. For the avoidance of doubt, Employee will not be eligible to receive (i) any annual bonus under the Company’s annual incentive compensation program, or (ii) any additional grants of equity or equity-based awards under the Equity Plan, or otherwise, in each case, in respect of the 2026 calendar year or thereafter.
3.Separation Benefits. Provided Employee (i) signs and does not revoke this Agreement and complies with its terms and conditions (including, without limitation, the obligations regarding Company proprietary information and property set forth in Paragraph 13 below), and (ii) complies with all surviving provisions of all agreements concerning Employee’s employment with and separation from employment with the Company, including but not limited to confidentiality and proprietary information agreements, and in consideration for the general release of claims set forth below, the Company shall pay to Employee a cash payment in the amount of $310,645.50 less applicable tax withholdings and deductions (the “Severance Payment”). The Severance Payment shall be reported in an IRS Form W-2. The Severance Payment shall be paid to Employee in a lump sum on the first payroll date that occurs no sooner than seven days after the Effective Date defined below in Paragraph 4.
4.Review and Revocation Period. Effective Date. Employee has up to twenty-one (21) calendar days following receipt of this Agreement to sign and return the Agreement to Tracy Winton in person or electronically via DocuSign (“Review Period”). Employee may sign and return the Agreement prior to the expiration of the Review Period but by doing so he waives any remaining portion of the Review Period. Thereafter, Employee has seven days to revoke his acceptance of this Agreement by sending a notice of revocation to Tracy Winton at tracy.winton@iovance.com and as follows (“Revocation Period”). For any revocation to be effective, Employee understands and agrees that Employee must notify the Company of the revocation in an express, signed writing delivered to the attention of Human Resources and Legal Departments, Iovance Biotherapeutics, Inc., 825 Industrial Road, Suite 100, San Carlos, CA 94070, with an electronic copy sent to legal@iovance.com, within seven (7) calendar days following Employee’s execution of this Agreement. The Agreement shall be final and irrevocable on the 8th day after the Employee has accepted the Agreement provided it has not been revoked(“Effective Date”).

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5.Expenses Paid. By signing this Agreement, Employee represents that Employee has been reimbursed for all necessary business expenses Employee incurred during Employee’s employment with the Company through the Separation Date.
6.Withholding Taxes; Liabilities. The Company will deduct and withhold from any payments to Employee all sums that it may be required to withhold pursuant to applicable tax withholding laws or regulations. In addition, Employee expressly agrees and represents that any additional federal, state or local tax or contribution that may be owed or payable on the payment identified in Paragraph 3 are Employee’s sole responsibility and that Employee will indemnify, defend and hold the Company harmless from and against any and all liability or claim for any tax or contribution or any penalty or interest thereon that may be incurred or demanded as a result of the receipt of the consideration provided for in this Agreement and which has not been paid by Employee.
7.Internal Revenue Code 409A. The Company intends for the compensation arrangements under this Agreement to either be exempt from or to comply with Section 409A of the Internal Revenue Code (“Section 409A”). This Agreement shall be construed in a manner to give effect to such intention. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. In no event whatsoever (including, but not limited to, as a result of this section or otherwise) shall the Company be liable for any tax, interest or penalties that may be imposed on Employee under Section 409A. The Company shall have no obligation to indemnify or otherwise hold Employee harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Employee acknowledges that Employee has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
8.Release.
a.	In consideration of the payments and benefits described above, receipt of which Employee hereby acknowledges, Employee, on behalf of Employee, Employee’s heirs, executors, administrators and assigns, and each of them, hereby fully and unconditionally releases the Company, its respective subsidiaries, related companies, and affiliates, and each entity managed or advised by any of them, past, present, and future, as well as their managers, directors, officers, agents, attorneys, employees, partners, members/stockholders, representatives, benefit plan fiduciaries, insurers, assigns, and successors, past and present and each of them (collectively, in their individual and representative capacities, the “Released Parties”), from and with respect to any and all legally waivable claims, complaints, rights, suits and actions, which Employee ever had, now has or may have against the Released Parties up to the date Employee signs this

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Agreement, and particularly, but without limitation, any claims arising from or relating in any way to Employee’s employment relationship or the termination of Employee’s employment relationship with the Company, including claims related to complaints Employee has made, if any, claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, 1871 and 1991; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Employee Retirement Income Security Act of 1974; the Workers Adjustment and Retraining Notification Act; the National Labor Relations Act; the False Claims Act; the California Constitution; the California Fair Employment and Housing Act; the California Family Rights Act; the California Unruh Act; the California Business and Professions Code, the California Labor Code, any public policy, contract, tort, or common law, or any allegation for costs, fees, or other expenses including attorneys’ fees but excluding their right to indemnification under California Labor Code § 2802; and any and all other federal, state and local laws or obligations regulating the employment relationship between the parties, or by reason of any matter, cause or thing whatsoever, whether known or unknown and any and all claims for attorneys’ fees and costs; and any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law (the “Claims”), except for claims for enforcement of Employee’s rights under this Agreement, claims that may arise after the date the Employee signs this Agreement, and claims that cannot be waived as a matter of law.
b.	Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Employee from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity in each case without receiving prior authorization from or having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”), the National Labor Relations Board’s, the Occupational Safety and Health Administration’s, the Securities and Exchange Commission’s, the Financial Industry Regulatory Authority’s, or any federal, state, or local governmental agency or commission’s (“Governmental Agencies”) or any state agency’s independent right and responsibility to enforce the law, nor does this Agreement affect Employee’s right to file a charge or participate in an

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investigation or proceeding conducted by either the Commission or any such Governmental Agency. This Agreement does not limit Employee’s right to receive an award for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”). Further, nothing in this Agreement prohibits Employee from testifying in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or alleged unlawful employment practices (including sexual harassment) by any person or entity, when the Employee has been required or requested to attend such proceeding pursuant to court order, subpoena, or written request from an administrative agency or the legislature. Moreover, nothing in this Agreement prevents the disclosure of factual information relating to unlawful employment practices including claims of sexual assault, sexual harassment, harassment or discrimination, failure to prevent harassment or discrimination or retaliation against a person for reporting an act of harassment or discrimination. Nothing in this Agreement is intended to prohibit Employee from disclosing or reporting conduct which Employee has reason to believe are unlawful such as discrimination or harassment. Nothing in this Agreement prohibits or creates liability for any such protected conduct. Nothing in this Agreement modifies or supersedes Iovance’s indemnification obligations applicable to Employee as set forth in Article IX of Iovance’s Bylaws, as amended and restated, for so long after employment as Employee may reasonably be subject to any claim or liability arising from or relating to his employment.
c.	Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, any claim to indemnity under section 2802 of the California Labor Code, any claim for unemployment benefits, any claim for workers’ compensation benefits, any claim for vested rights under an ERISA-covered employee benefit plan, or any other claim that by law may not be released. Employee also does not release or waive Employee’s right to enforce this Agreement.
9.Waiver of Unknown Claims. Employee hereby acknowledges that Employee understands that the facts with respect to which this Agreement is given may turn out to be different from the facts now known or believed to be true by Employee, and accepts and assumes the risk of the facts turning out to be different, and agrees that this Agreement shall remain in all respects effective and not subject to termination or rescission by virtue of such difference in facts. Employee acknowledges that Employee has been advised that by this Agreement they are waiving claims pursuant to California Civil Code Section 1542 or the laws of other states similar hereto, and Employee expressly waives such rights as quoted below:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee hereby expressly waives any rights Employee may have under any other statute or common law principles of similar effect.

10.No Pending Claims. Employee affirms that at the time of signing this Agreement, Employee has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Released Parties in any forum, except whistleblowing claims that do not have to be revealed. In addition, Employee agrees that as a condition of the consideration set forth in Paragraph 3 above and if Employee executes this Agreement before the Separation Date, he will execute the Additional Release on the Separation Date.
11.Confidential Information.
a.	Apart from the exceptions set forth in Paragraphs 8(b) through (c) above, Employee agrees that all terms and conditions of any confidentiality or proprietary information agreement including, without limitation, any such provision in Employee’s Employee Proprietary Information and Invention Assignment Agreement (the “EPIIA”) and relevant parts of the employee handbook Employee signed and acknowledged while employed by the Company shall survive this Agreement and remain in full force and effect. Attached to this Agreement as Exhibit 2 is the EPIIA signed by Employee and the Company.
b.	In addition, Employee further acknowledges and agrees that, in the course of Employee’s employment with the Company, Employee came to know and had access to confidential business information, including (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iii) marketing information, such as marketing plans and procedures, product plans, procurement and pricing practices and policies, manuals, and marketing strategies; (iv) supplier information, including the identity of the Company’s suppliers, their names and addresses, the identity of supplier

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representatives responsible for entering into contracts with the Company, the amounts paid by the Company to such suppliers, and related information; (v) customer information, such as the names and addresses of Company customers, the identity of customer representatives responsible for entering into contracts with or purchasing goods from the Company, specific customer preferences, needs and requirements, customer lists, notations of customers (in any form), and leads and referrals to prospective customers; (vi) any other customer information, marketing plans, and business plans, which are confidential and proprietary to the Company, disclosure of which would be injurious to the Company; and (vii) any of the foregoing categories of confidential business information that may also be considered to be material non-public information pursuant to applicable securities laws (collectively, “Confidential Information”).
c.	Apart from the exceptions set forth in Paragraphs 8(b) and (c) above, Employee agrees not to disclose Confidential Information to anyone and not to use Confidential Information for any purpose whatsoever except to the extent that Employee can demonstrate by competent evidence that such information: (i) is publicly available, or (ii) hereafter becomes so available without default under this Agreement, or (iii) was already in the Employee’s possession prior to being disclosed or provided to the Employee by or on behalf of the Company, provided, that the source of such information or material was not bound by a contractual, legal or fiduciary obligation or confidentiality to the non-disclosing party or any other party with respect thereto, or (iv) was or is obtained by the Employee from a third party, provided, that such third party was not bound by a contractual, legal or fiduciary obligation of confidentiality to the non-disclosing party or any other party with respect to such information or material, or (v) is independently developed by the Employee without use of, reference to or reliance upon Confidential Information. However, as provided by the Federal Defend Trade Secrets Act, nothing in this Agreement shall be interpreted to restrict Employee’s ability to disclose Confidential Information in confidence to a federal, state or local government official, or to an attorney, when such disclosure is made solely for the purpose of investigating or reporting a suspected violation of law. Further, it shall not constitute a violation of this Agreement for an employee to disclose such confidential information in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.
12.Employee also acknowledges that unauthorized disclosure of the Company’s Confidential Information would cause the Company irreparable harm. Therefore, upon the breach or threatened breach of any of the provisions of this Paragraph, the EPIIA, and the relevant sections of the employee handbook, Employee

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acknowledges that the Company shall be entitled to obtain an injunction, with or without notice and without requiring a bond to be posted, restraining the breach in any court of competent jurisdiction notwithstanding the existence of any agreements between the Company and the Employee to arbitrate certain disputes or the consent to jurisdiction provisions set forth in this Agreement. Irrespective of the forum in which the Company pursues an injunction, the California choice of law provision set forth in this Agreement shall apply. The issuance of an injunction shall not prohibit the Company from pursuing any other remedies available to it, including recovery of damages. The Company reserves all rights it has to protect its Confidential Information against disclosure or use in any act constituting unfair competition.
13.Company Property. Employee confirms that, upon the Separation Date, Employee will return all property of the Company that was in Employee’s possession during Employee’s employment. All returned property includes without limitation: all Company documents; all lists and contact information relating to, and any and all other documents identifying, any third party relationships and prospective relationships; all files and other material pertaining to clients, transactions, and other dealings or relationships between the Company and any other firm, organization, company or entity; all term sheets, contracts, agreements and transaction documents of any type whatsoever, including drafts thereof, and all notes or similar records pertaining to any transaction, proposed or possible transaction and any client or other relationship; and, without limiting the foregoing, any and all documents obtained from the Company or generated in the course of Employee’s work on behalf of the Company, including but not limited to Confidential Information. Company property shall also include office keys, building identification card, laptop, computer, telephone, storage devices, other similar devices, and any other Company property in Employee’s possession.
a.	Employee further understands and agrees, as outlined and defined in this Agreement and in the EPIIA signed by Employee, the employment agreement, and the employee handbook acknowledged by Employee during Employee’s employment with the Company, that all proprietary or confidential information or trade secrets concerning the Company or its businesses, products, or services, including but not limited to information concerning business strategies or plans, systems, products and services and their development, technical information, marketing, sales activities and procedures, promotion and pricing techniques, policies and procedures, cost, financial data, and customer, client, and vendor information is the exclusive property of the Company.
b.	Employee acknowledges that Employee may be in possession of material non-public information as defined in the Company’s insider trading policy. Employee agrees that it is Employee’s sole responsibility to comply, and that Employee will comply, with all securities laws and regulations. Employee agrees not to trade in securities of the Company nor cause or advise others to trade in the securities of the Company while

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in possession of, or on the basis of, material non-public information. Employee further acknowledges that, while Employee was an employee, Employee was subject to the Company’s insider trading policy. From time to time, the Company has imposed blackout periods which prohibited the trading of Company stock during that period. Employee acknowledges that Employee may have been subject to a blackout period at the time of Employee’s leaving the Company.
14.Confidentiality.
a.	Employee shall make no mention of, or allude in any way whatsoever, to the financial terms of this Agreement. Notwithstanding the foregoing restriction, it is understood that as the sole exceptions to this confidentiality/non-disclosure provision, Employee may discuss the financial terms of this Agreement: (a) if required to do so by a binding lawful order; (b) if necessary to implement this Agreement or to enforce the Agreement or any of its terms; (c) as part of the filing, or participation in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission, or any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act or Dodd-Frank; (d) with Employee’s attorney, accountant and/or tax advisor in order to obtain professional advice within the scope of their representation; and (e) with members of Employee’s immediate family. Employee further agrees that if Employee communicates or discloses the financial terms of this settlement to any of these individuals, Employee will also instruct such person not to disclose any such information to any other unauthorized person or entity. Employee acknowledges and agrees that this confidentiality/non-disclosure provision is an express and absolute condition of this Agreement, that there is bargained-for consideration for this Agreement, not just a mere recital, and that any violation of the terms and conditions of this confidentiality/non-disclosure provision shall constitute a material breach of this Agreement. Any disclosure or dissemination by Employee of the financial terms of this Agreement, other than as described in this Paragraph, will be regarded as a breach of this Agreement and a cause of action shall immediately accrue for damages and injunctive relief. Employee understands and acknowledges that nothing in this Paragraph is intended to prohibit Employee from reporting concerns to, filing a charge or complaint with, making lawful disclosures to, providing documents or other information to or participating in an investigation or hearing conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), Securities and Exchange Commission (SEC) or any other federal, state or local agency charged with the enforcement of any laws. Employee further understands and acknowledges that nothing about this Paragraph should be construed to

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interfere with Employee’s right to disclose or report conduct which he has reason to believe is unlawful such as harassment or discrimination.
b.	U.S. Defend Trade Secrets Act. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to limit any rights under such federal law.
15.Non-Disparagement. Employee agrees not to slander or defame the Company or its services, including on the internet or any blog or social networking site. A defamatory statement is any communication, oral or written, that is knowingly false and would cause or tend to cause humiliation or embarrassment or cause a recipient to question the business condition, integrity, product and service, quality, confidence or good character of the Company. Employee understands and acknowledges that nothing in this Paragraph is intended to prohibit Employee from reporting concerns to, filing a charge or complaint with, making lawful disclosures to, providing documents or other information to or participating in an investigation or hearing conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), Securities and Exchange Commission (SEC) or any other federal, state or local agency charged with the enforcement of any laws. Employee understands that nothing in this Agreement prohibits the disclosure or reporting of workplace conduct that he has reason to believe is unlawful such as harassment or discrimination.

Iovance shall instruct its executive leadership team that they shall not make any remark or statement, whether verbal or in writing, except where required by law, that reasonably may be construed as disparaging to Employee to any third parties. Should Iovance receive a request for a reference or employment verification regarding Employee from a third party, it shall refer the matter to its Human Resources department, which shall respond by providing only Employee’s dates of employment and job title.

16.Cooperation. Employee and Employer agree to mutually cooperate should Employee’s assistance be required in the prosecution and/or defense of any claim in which the Released Parties may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation (subject to the

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payment of reasonable out-of-pocket expenses incurred by Employee and, in the case of extraordinary expenses, only at the Company’s prior and specific request) making Employee available to participate in any proceeding involving any of the Released Parties, allowing Employee to be interviewed by representatives of the Released Parties, participating as requested in interviews and/or meetings with other witnesses, preparing and appearing for depositions and testimony without requiring a subpoena, providing truthful and honest testimony, and producing and/or providing any documents or names of other persons with relevant information, all without claim of privilege against the Released Parties. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
17.References and Company Records. The Company agrees that in response to a request from any prospective new employer regarding Employee’s separation from the Company, the Company will limit any discussions or comments regarding the separation to communications providing dates of employment and last position held. Employee agrees to direct any inquiries from any prospective employers to the Company’s Human Resources Department.
18.Choice of Law and Consent to Jurisdiction. This Agreement shall be interpreted in accordance with the laws of the State of California, without regard to the application of choice-of-law principles. Employee and the Company hereby irrevocably submit to the jurisdiction of the appropriate state or federal court for disputes arising in the county of San Mateo County, State of California, and waive any objection to venue based on forum non conveniens or otherwise. Employee expressly waives any objection to forum or venue based on conflicts of law principles.
19.Acknowledgement of Waiver of Claims Under the ADEA and OWBPA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”) and as set forth in this Agreement, and that this waiver and release is knowing and voluntary. Employee understands that:
a.	this waiver and release does not apply to any rights or claims that may arise under the ADEA and OWBPA after the Effective Date of this Agreement but does release such rights that may have existed before the Effective Date;
b.	the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled;
c.	Employee is advised to consult with an attorney prior to executing this Agreement;

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d.	Employee has up to twenty-one (21) calendar days following the date this Agreement was provided within which to consider this Agreement;
e.	Employee has seven (7) calendar days following Employee’s execution of this Agreement to revoke this Agreement; and
f.	this Agreement shall not be effective until after the Revocation Period has expired;
20.Acknowledgement. Employee has read and understands this Agreement; and nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA or OWBPA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.
21.Entire Agreement. This Agreement contains the entire and only agreement between Employee and the Company pertaining to the subject matter hereof, and any other agreements or understandings and discussions, written or oral, that may have existed between the parties are superseded by this Agreement and are no longer effective except as otherwise expressly stated herein. Employee will, for example, continue to be bound by the obligations as stated in the EPIIA. This Agreement may be amended or modified only by a written amendment signed by the Parties. Employee has acknowledged that, in signing this Agreement, Employee has not relied on any representation, promise, or inducement not contained in writing in this Agreement.
22.Unenforceability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
23.Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable and cannot be modified to be enforceable, the remainder of this Agreement and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Paragraph 8 above is held illegal, invalid or unenforceable, the Company shall be released from any obligations under Paragraph 3 above, and Employee shall retain all of Employee’s rights.
24.Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

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25.Nature of Agreement. Employee understands and agrees that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

25.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employee, Employee’s heirs, executors and administrators and the Company and its successors and assigns. The Company may assign this Agreement, and this Agreement is enforceable by the Company’s successors assignees affiliates, parents and related companies.

26.Amendment. This Agreement may not be modified altered or changed except by a writing signed by both Employee and Company

27.Authority. The person signing this Agreement on behalf of the Company has the authority to bind the Company to all the terms and conditions in this Agreement.

28. Right to Testify. Nothing in this Agreement precludes Employee from testifying in an administrative, legislative, arbitral, or judicial proceeding, including a deposition taken in connection with any of the proceedings, concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Employee expressly acknowledges that Employee has entered this Agreement knowingly and voluntarily, without any coercion or duress, and that Employee has had an adequate opportunity to review the Agreement and to consult an attorney regarding it to the extent that Employee wishes to do so, and Employee has had an opportunity to ask questions. Employee understands the contents of this Agreement and agrees to all of its terms and conditions.

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Dated: 8 June 2026	/s/ Friedrich Graf Finckenstein Fredrich-Reinhard Graf Finck von Finckenstein, M.D. Iovance Biotherapeutics, Inc.
Dated:8 June 2026	By: /s/ Tracy Winton Tracy Winton Title:Executive Vice President, Human Resources

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EXHIBIT 1

Closing Stock Statement

[***]

EXHIBIT 2

Employee Proprietary Information and Invention Assignment Agreement

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